UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Preliminary Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CHF SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER TO OUR STOCKHOLDERS

April 13, 2020

To our Stockholders:

We cordially invite you to attend our 2020 annual meeting of stockholders, which will be held on Wednesday, May 20, 2020, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.lumiagm.com/265011505 where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual meeting of stockholders provides greater access to those who may want to attend and, therefore, have chosen this method for our Annual Meeting over an in-person meeting. The business to be conducted at the annual meeting is set forth in the attached Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your continued support of CHF Solutions.

Sincerely,

John L. Erb
Chairman of the Board, Chief Executive Officer and President

Corporate Headquarters
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200

CHF SOLUTIONS, INC.
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Our 2020 annual meeting of stockholders will be held on Wednesday, May 20, 2020, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.lumiagm.com/265011505, to conduct the following items of business:

•	Proposal 1 - To elect two Class I directors named in the accompanying proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.
•	Proposal 2 - To approve, on an advisory basis, Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2020.
•	Proposal 3 - To approve an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse split of our outstanding common stock at a ratio in the range of 1-for-5 to 1-for-30, to be determined at the discretion of our Board of Directors, whereby each outstanding 5 to 30 shares would be combined, converted and changed into 1 share of our common stock, without reducing the number of authorized shares of our common stock.
•	Proposal 4 - To authorize one or more adjournments of the annual meeting to solicit additional proxies in the event there are insufficient votes to approve Proposal 3

To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on April 6, 2020, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 12988 Valley View Road, Eden Prairie, Minnesota 55344. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote during the meeting.

By Order of the Board of Directors,

Thomas P. Lynch
Secretary

Eden Prairie, Minnesota
April 13, 2020

i

CHF SOLUTIONS, INC.
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2020

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of CHF Solutions, Inc. (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at our 2020 annual meeting of stockholders and any adjournment or postponement of such meeting. We have retained Morrow Sodali LLC to assist in the solicitation of proxies. The 2020 annual meeting will be held on Wednesday, May 20, 2020, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.lumiagm.com/265011505.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record on or about April 13, 2020.

What is the purpose of the annual meeting?

At our annual meeting, you will be voting on:

•	Proposal 1 - To elect two Class I directors named in the accompanying proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.
•	Proposal 2 - To approve, on an advisory basis, Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for the year ending December 31, 2020.
•	Proposal 3 - To approve an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse split of our outstanding common stock at a ratio in the range of 1-for-5 to 1-for-30, to be determined at the discretion of our Board of Directors, whereby each outstanding 5 to 30 shares would be combined, converted and changed into 1 share of our common stock, without reducing the number of authorized shares of our common stock.
•	Proposal 4 - To authorize one or more adjournments of the annual meeting to solicit additional proxies in the event there are insufficient votes to approve Proposal 3.

To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement and FOR Proposals 2, 3 and 4.

We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of Baker Tilly will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Except as noted herein, share numbers are provided as of the record date and on a pre-reverse stock split basis.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on April 6, 2020, the record date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

As of April 6, 2020, we had 32,600,118 shares of common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner?

Stockholders of Record. If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote at the annual meeting.

Beneficial Owners. Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares at the annual meeting unless you request and obtain a legal proxy form from your broker, bank or nominee (as described below). Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I attend the annual meeting and vote my shares in person?

All of our stockholders are invited to participate in the annual meeting. To participate in the annual meeting, you must register in advance by May 6, 2020.

Stockholders of Record. If you are a stockholder of record, you may may vote during the virtual meeting through https://web.lumiagm.com/265011505. To be admitted to the annual meeting and vote your shares, you must register by May 6, 2020 and provide the control number as described in the Notice or proxy card. After completion of your registration by the registration deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Beneficial Owners: If you hold your common shares through a broker, bank or other nominee and want to vote such shares during the annual meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend the annual meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank or other nominee to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other nominee, to then register to attend the annual meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 6, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the annual meeting and vote your shares at https://web.lumiagm.com/265011505 during the meeting. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Can I vote my shares without attending the annual meeting?

Stockholders of Record. You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you are a stockholder of record, you may also vote by internet or by phone. To vote by internet, you will need to use a control number provided to you in the materials with this proxy statement and follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Beneficial Owners. If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee. You will receive a voting instruction card (not a proxy card) to use in directing the broker, bank or other nominee how to vote your shares. You may also have the option to vote your shares via the internet.

Can I change my vote?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by sending a written notice of revocation or a later-dated proxy to our Secretary, which must be received prior to commencement of the annual meeting; by submitting a later-dated proxy via internet or phone before 11:59 p.m. U.S. Eastern Time on May 19, 2020; or by voting in person at the annual meeting, virtually. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners. If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with brokers, banks or other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable regulations, a broker, bank or nominee has the discretion to vote on routine matters, including the advisory approval of the independent registered public accounting firm. For all other matters at the 2020 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of April 6, 2020 must be present in person or by proxy at the meeting. This is called a quorum. Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal 1—Election of Directors. The two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected as Class I directors. This is called a plurality. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 2—Advisory Approval of Independent Registered Public Accounting Firm for 2020. The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for advisory approval of Baker Tilly as our independent registered public accounting firm for 2020. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain”, which will have the same effect as a vote against the matter.

Although the vote on Proposal 2 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Proposal 3 – Approval of Reverse Stock Split. The affirmative vote of holders of a majority of shares entitled to vote at the annual meeting is required for the approval of the reverse stock split. Abstentions and broker non-votes, if any, will have the same effect as votes against the matter.

Proposal 4 – Approval of Adjournment. The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for any adjournment of the annual meeting to solicit additional proxies in the event there are insufficient votes to approve Proposal 3. Abstentions and broker non-votes, if any, will not be treated as present or entitled to vote at the annual meeting and thus will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain”, which will have the same effect as a vote against the matter.

Other Matters. If any other matter is properly submitted to the stockholders at the meeting, its adoption generally will require the affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy. The Board does not propose to conduct any business at the meeting other than as stated above.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

Who can help answer my other questions?

If you have more questions about the proposals or voting, you should contact Morrow Sodali LLC, who is assisting us with the proxy solicitation.

The Solicitation Agent for the Annual Meeting is:
Morrow Sodali LLC
470 West Avenue – 3 rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400
Stockholders, please call toll free (800) 662-5200

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board currently consists of six directors serving three-year staggered terms. The Board has re-nominated current Class I directors, Steve Brandt and Warren S. Watson, for new three-year terms.

The two Class I directors to be elected at the annual meeting will hold office until the 2023 annual meeting of stockholders. Each director will serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The remaining directors are two Class II directors, whose terms expire in 2021, and two Class III directors, whose terms expire in 2022.

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election
of each of the Class I director nominees.

Board of Directors

The director and director nominees of the Company are as follows:

Name	Age	Title	Class – Term Ending
John L. Erb	71	Chief Executive Officer; President; Chairman of the Board; Director	Class III – 2022
Steve Brandt	64	Director	Class I - 2020
Maria Rosa Costanzo, M.D.	65	Director	Class II – 2021
Jon. W. Salveson	55	Director	Class II - 2021
Gregory D. Waller	70	Director	Class III - 2022
Warren S. Watson	67	Lead Independent Director	Class I – 2020

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest ethical character, integrity and shared values with the Company, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) sound business judgment, and (iv) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

•	Industry Experience. We are an early-stage medical device company focused on commercializing our Aquadex SmartFlow™ system. Experience in the medical device industry is useful in understanding our business strategy, the regulatory environment we face within the United States and abroad and our primary competitors.

•	Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.
•	Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing activities, financial reporting, and internal control of such activities. The Company also strives to have at least one director who qualifies as a financial expert under SEC rules.
•	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.
•	Business Development and Mergers and Acquisitions Experience. Directors who have background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

Director Background and Qualifications

John L. Erb has served as chief executive officer and president of the Company since November 2015, as a director of the Company since September 2012 and as chairman of our Board since October 2012. Previously, Mr. Erb served as chief executive officer (from 2007 to 2020) of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease; he was executive chairman of the board (during 2007) and chief executive officer (from 2001 to 2006) of the previous owner of the Aquadex FlexFlow system, which was also known as CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure; as president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including as vice president of worldwide operations at Schneider, a division of Pfizer, Inc., from 1991 to 1997. Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc., (a Nasdaq listed company), from December 2001 to July 2010; service as a director of CryoCath Technologies Inc., (a publicly traded Canadian company), from October 2000 to December 2008; and service as chairman of the board of Vascular Solutions, Inc., (a Nasdaq listed company), where he also served as chairman of the compensation and nominating and corporate governance committees. Mr. Erb currently serves as chairman of the board of Osprey Medical, Inc., (listed on the Australian Securities Exchange), where he also serves as a member of the compensation and audit committees, and as a director of Micromatrix. Mr. Erb also serves as a director and chief executive officer of NeuroMedic, Inc. since 2010 to the present. Mr. Erb received a B.A. in business administration, with a concentration in finance, from California State University, Fullerton.

With over 40 years of experience in the medical device industry, including 20 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to our Board valuable business, management and leadership experience, as well as a deep understanding of the challenges presented in growing a medical device company. In addition, his role on the boards of Osprey Medical, Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience. Having managed significant operations of a multi-national medical device company, Mr. Erb also contributes valuable private company operational experience.

Steve Brandt has served as a director of the Company since February 2017. Mr. Brandt is a senior executive with over 35 years of experience in the healthcare industry. Mr. Brandt was employed by Thoratec Corporation, a medical device company, from November 2004 to October 2015, serving as vice president global sales and marketing, vice president of global sales and vice president international sales. Prior to Thoratec, Mr. Brandt was vice president sales & marketing for the previous owner of the Aquadex FlexFlow system, which was also known as CHF Solutions, Inc. from October 2002 to November 2004 and vice president global marketing, Cardiovascular Surgery Division for St. Jude Medical from November 2000 to October 2002. Mr. Brandt received a B.S. from Franklin Pierce College.

Mr. Brandt’s qualifications to serve on our Board include his extensive experience in the management of medical device companies.

Maria Rosa Costanzo, M.D. has served as a director of the Company since September 2019. Dr. Costanzo has served as the medical director, Heart Failure Research, at Advocate Heart Institute, and the medical director for Advanced Heart Failure at Edward Hospital Center in Illinois since 2002. From 1994 until 2001, Dr. Costanzo served as the medical director of the Heart Failure/Cardiac Transplant Program at Rush University Medical Center and was the John H. and Margaret V. Krehbiel Professor of Cardiology at the Rush Medical College. From 1988 to 1994, she served as medical director of the Loyola University Chicago Heart Failure and Cardiac Transplant Program. From 1995 until 2000, Dr. Costanzo was also the editor in chief of the Journal of Heart and Lung Transplantation. In 2002, she was appointed by the Secretary of Health and Human Services to a four-year term on the National Heart, Lung and Blood Institute Advisory Council. Since 2012, Dr. Costanzo has been a member of the American Board of Internal Medicine exam writing committee for the specialty of Advanced Heart Failure and Transplant Cardiology. Dr. Costanzo currently serves on the board of directors for the Heart Failure Society of America. In addition, she is a member of several medical societies and a fellow with the American College of Cardiology, American College of Physicians, American Heart Association, and the European Society of Cardiology, and a Gold Member of the Heart Failure Association of the European Society of Cardiology. She is also a member of the Ordine Dei Medici (The Italian National Medical Professional Association). Dr. Costanzo received her medical degree with honors from Facolta’ Di Medicina e Chirurgia dell’ Universita’ di Bologna in Bologna, Italy.

Dr. Costanzo’s qualifications to serve on our Board include her years of clinical medical experience in cardiac care, in particular heart failure, including her experiences leading multi-center clinical trials and serving as a board member and fellow on international medical societies.

Jon W. Salveson has served as a director of the Company since March 2013. Mr. Salveson is vice chairman, investment banking and chairman of the healthcare investment banking group at Piper Jaffray Companies. He also serves on the board of CryoLife, Inc. a leading medical device company focused on cardiac and vascular surgery.

Mr. Salveson joined Piper Jaffray Companies in 1993 as an associate, was elected managing director in 1999, and was named group head of Piper Jaffray’s international healthcare investment banking group in 2001. Mr. Salveson was appointed global head of investment banking and a member of the executive committee of Piper Jaffray in 2004 and has served in his present position as vice chairman, investment banking since July 2010. Mr. Salveson started his career as a market manager at Bio-Metrics Systems (now part of Surmodics, Inc.), an innovator in medical device surface modification, where he gained experience working in cardiology and interventional medicine. Mr. Salveson received his undergraduate degree from St. Olaf College and an M.M.M. in finance from the Kellogg Graduate School of Management at Northwestern University.

Mr. Salveson’s qualifications to serve on our Board include his 20-plus years of experience in healthcare investment banking, advising clients on hundreds of merger and acquisition and financing transactions.

Gregory D. Waller has served as a director of the Company since August 2011. Mr. Waller also serves on the boards of directors of Endologix Corporation and Arcadia Bioscience, Inc., both publicly traded companies (and as chairman of the audit committees for both companies, a member of the nominating and governance committee for Endologix Corporation and a member of the compensation committee for Arcadia Bioscience, Inc.). Until April 2015, Mr. Waller was chief financial officer of Ulthera Corporation, a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014. From March 2006 to April 2011, Mr. Waller was chief financial officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories. Mr. Waller served as vice president of finance, chief financial officer, and treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005, and was formerly vice president and treasurer of Kerr, Ormco Corporation, and Metrex. Mr. Waller joined Ormco in December 1980 as vice president and controller and served as vice president of Kerr European Operations from July 1989 to August 1993.

Mr. Waller received an M.B.A. with a concentration in accounting from California State University, Fullerton. His prior board service includes service as a director for the following companies: Alsius Corporation, a publicly traded company (chairman of the audit committee and a member of the compensation committee), from June 2007 until its acquisition by Zoll Medical Corporation in September 2009; Biolase Technology, Inc., a publicly traded company (chairman of the audit committee), from October 2009 to August 2010; Cardiogenesis Corporation, a publicly traded company (chairman of the audit committee), from April, 2007 until its acquisition by Cryolife, in May 2011; Clarient, Inc., a publicly traded company which was acquired by General Electric Company in December 2010 (chairman of the audit committee and a member of the compensation and corporate governance committees), from December 2006 to December 2010; and SenoRx, a publicly traded company which was acquired by C.R. Bard, Inc. in July 2010 (chairman of the audit committee), from May 2006 to July 2010.

Mr. Waller’s qualifications to serve on our Board include his 47 years of financial and management experience, including his experiences as chief financial officer of Universal Building Products, Sybron Dental Specialties, and Ulthera Inc. as well as his familiarity with public company board functions from his service on the boards of other public companies.

As described above, Mr. Waller served as chief financial officer of Universal Building Products from 2006 to 2011. Universal Building Products filed a voluntary petition for bankruptcy on August 4, 2010. Except as described in the preceding sentence, no other event has occurred during the past 10 years requiring disclosure pursuant to Item 401(f) of Regulation S-K.

Warren S. Watson has served as a director of the Company since January 2013. Mr. Watson is an executive with over 40 years of experience in the field of medical devices. Since 2010, Mr. Watson has served on the board of directors for Gillette Children’s Specialty Healthcare including as chair of the board from 2015 to 2017. From 1982 to 2014, Mr. Watson served on the board of directors of Citizens Independent Bank of St. Louis Park, Minnesota, a community bank with four branches and $300 million in assets. From 2010 to 2012, he served as executive chairman of Cameron Health Inc., a medical technology company focused on subcutaneous implantable cardioverter and defibrillator devices. From 2004 to 2009, Mr. Watson served as a director for CardioMems, Inc., a start-up company focused on pulmonary artery pressure monitoring for patients with heart failure. From 2002 to 2009, Mr. Watson served as vice president of Cardiac Rhythm Management Research and Development, an organization leading over 1,800 professionals worldwide; he also served as chair of the Medtronic Corporate Research and Development Council during his tenure with that organization. From 2002 to 2007, Mr. Watson served as vice president and general manager of the San Jose-based CardioRhythm cardiac ablation business.

Mr. Watson’s qualifications to serve on our Board include his executive leadership in the field of medical devices, his 40 years of experience in the medical technology field, his successful development of multiple emerging therapies and his general business experience due to his board service for other medical technology companies such as Bardy Diagnostics since 2017, Mardil, Inc. from 2013 to 2016, Cardialen, Inc. since 2012, NuAx from 2011 to 2016 and Closys from 2013 to 2016.

Director Independence

Our Board believes that there should be at least a majority of independent directors on our Board. Our Board undertakes a review of director independence in accordance with Nasdaq listing rules at least once annually. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, our Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. In particular, our Board considered that (i) Mr. Watson, in his capacity as Chairman of the Nominating and Corporate Governance Committee, received $25,000 from the Company in fiscal 2015 as compensation for duties as such committee chairman in connection with the amendment and restatement, implementation and administration of the Company’s Code of Business Conduct and Ethics, (ii) Mr. Salveson is an executive officer of Piper Jaffray Companies, the parent company of Piper Jaffray & Co., which served as joint book-running manager for the Company’s confidentially marketed public offering that closed on

September 24, 2013, and (iii) Mr. Brandt provided consulting services to the Company on an interim basis from February 2019 to May 2019. Our Board determined that Mr. Watson continued to satisfy the objective independence tests and that his independence was not otherwise impaired under the subjective criteria, because, among other things, such payment was made to him in his capacity as Chairman of the Nominating and Corporate Governance Committee for services related to such role and the dollar amounts at issue were immaterial. In prior years, our Board determined that Mr. Salveson was not an independent director, but in the first quarter of fiscal 2016, our Board reassessed Mr. Salveson’s independence and determined that he satisfies the objective independence tests and that his independence was not otherwise impaired under the subjective criteria because, among other reasons, the fees paid to Piper Jaffray in connection with the confidentially marketed public offering were well below the threshold dollar amount for payments made to affiliated entities set forth in the objective independence tests and due to the amount of time that has passed since such fees were paid. Our Board determined that Mr. Brandt continued to satisfy the objective independence tests and that his independence was not otherwise impaired under the subjective criteria because Mr. Brandt served as a consultant only on a short-term, interim basis for a period of four months and his total compensation was only $76,000 plus reimbursement of expenses.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of our directors are independent directors under the applicable rules of Nasdaq, except for Mr. Erb, our current chief executive officer and president. Mr. Watson serves as our lead independent director. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules. In addition, our Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

Our Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, our Board represents and acts on behalf of the stockholders. Although our Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. Our Board provides critical oversight in our strategic planning process, as well as other functions carried out through our Board’s committees as described below.

Board Leadership Structure

Mr. Erb, our chief executive officer and president, serves as chairman of the Board, and Mr. Watson, a non-employee independent director, serves as lead independent director. Our Board believes that having the chief executive officer also serve as chairman of the Board provides efficiencies and permits a unified strategic vision and clear leadership for the Company as it transitions from a research and development entity to a commercial organization. Our Board further believes that the lead independent director role provides independence from management in the operation and governance of the Board.

Board Involvement in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. Our Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems we use to identify, prioritize, source, manage and monitor our critical risks. To this end, our Board receives regular reports from members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our Board at regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, at least annually, our Board reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Our Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The Audit Committee oversees the management of financial and internal control risks as well as risks associated with litigation and related party transactions. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks associated with the composition and independence of the Board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of risks relevant to that particular committee, the full Board is regularly informed of the committees’ risk oversight activities through committee reports presented at meetings of the Board.

Meetings

Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The non-employee directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings of our Board and of the committees on which they serve, as well as the annual meeting of stockholders. Our Board met eight times during 2019. In 2019, each director attended at least 75% of the aggregate of all meetings of the Board and the committees of which he or she was a member. All directors attended the 2019 annual meeting of stockholders, except Dr. Costanzo who was not appointed to our Board until after our annual meeting.

Board Committees

Our Board has delegated various responsibilities and authority to our committees of the Board. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by our Board, which is reviewed annually by the respective committee and the Board. Each committee’s charter is posted on our website, www.chfsolutions.com, under the “Investors – Corporate Governance” tab. The table below sets forth the current membership for the three committees of the Board and the number of meetings held for each in 2019.

Director	Audit	Compensation	Nominating and Corporate Governance
Steve Brandt	X	X
Maria Rosa Costanzo, M.D.			X
John L. Erb
Jon W. Salveson		Chair
Gregory D. Waller	Chair		X
Warren S. Watson	X	X	Chair
Meetings	4	2	2

Audit Committee

The primary purpose of the Audit Committee is to act on behalf of the Board in fulfilling the Board ‘s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes; the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; audits of the Company’s consolidated financial statements; the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and the qualifications, independence and performance of the Company’s independent registered public accounting firm. To implement this purpose, the committee is charged with the following responsibilities, among others:

•	to evaluate the qualifications, performance and independence of our independent registered public accounting firm and to assess the permissibility of and pre-approve all audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm;

•	to discuss with management and our independent registered public accounting firm any major issues as to the adequacy of our internal control over financial reporting, any actions to be taken in light of significant or material control deficiencies and the adequacy of our disclosures about changes in internal control over financial reporting;
•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting or auditing matters, including the confidential, anonymous submission be employees of concerns regarding questionable accounting or auditing matters;
•	to review the consolidated financial statements proposed to be included in our annual report on Form 10-K and recommend to the Board whether or not such consolidated financial statements should be so included;
•	to prepare the Audit Committee Report required by SEC rules to be included in our annual proxy statement; and
•	to review the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the SEC and approve the filing of each such report.

The responsibilities and activities of the committee are described in greater detail in its charter, a copy of which is available on the Company’s website at http://ir.chf-solutions.com/corporate-governance.

Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the committee. Our Board has further determined that Mr. Waller qualifies as an “audit committee financial expert” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the committee or the Board.

Compensation Committee

The primary purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers. To implement this purpose, the Compensation Committee is charged with the following responsibilities, among others:

•	to recommend the compensation and other terms of employment of our chief executive officer to the Board for approval and to evaluate the chief executive officer’s performance in light of relevant individual and corporate performance goals and objectives;
•	to review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers, and to determine and approve the compensation and other terms of employment of such executive officers, considering, among other things, the recommendations of our chief executive officer;
•	to review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any appropriate changes to the Board for approval;
•	to recommend to the Board the adoption, amendment and termination of the Company’s equity compensation plans and to administer such plans and approve grants and awards as permitted or required under such plans; and
•	to evaluate risks associated with and potential consequences of our compensation policies and practices, as applicable to all of our employees.

The Compensation Committee may form and delegate authority to subcommittees as appropriate. The responsibilities and activities of the Compensation Committee are described in greater detail in its charter, a copy of which is available on the Company’s website at http://ir.chf-solutions.com/corporate-governance.

Role of Compensation Consultant

During fiscal 2019, the Compensation Committee engaged FW Cook to conduct an assessment of executive officer compensation for fiscal 2020 and advise on employee equity compensation. In connection with such engagement, FW Cook evaluated our executive officers’ base salaries, incentive compensation, and total compensation relative to a peer group consisting of 15 companies similar to ours based on industry, market capitalization and revenue.

The Compensation Committee concluded that the advice the Company received from the compensation consultant in 2019 did not raise any conflict of interest, considering the following six factors: (i) the provision of other services to the Company by the consultant; (ii) the amount of fees received from us by the consultant, as a percentage of the total revenue of such consultant; (iii) the policies and procedures of the consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Compensation Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant with an executive officer of our company.

See “Director Compensation” and “Executive Compensation—Narrative Discussion of Summary Compensation Table for 2019” below for additional information regarding our processes and procedures for consideration and determination of director and executive officer compensation.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to review the composition and performance of the Board and its committees and to oversee all aspects of our corporate governance functions. To implement this purpose, the committee is charged with the following responsibilities, among others:

•	to identify, review and evaluate candidates to serve on the Board, to review and evaluate incumbent directors, and to recommend to the Board nominees for election to the Board;
•	to monitor the size of the Board;
•	to review, discuss and assess, on an annual basis, the performance of management and the Board, including its committees;
•	to recommend to the Board, on an annual basis, the chairmanship and membership of each committee, considering the interests, independence and experience of individual directors and the independence and experience requirements of the SEC and Nasdaq; and
•	to exercise our general oversight over corporate governance policy matters of the Company, including developing, reviewing and assessing the Corporate Governance Guidelines and recommending appropriate changes to the Board for consideration.

The responsibilities and activities of the committee are described in greater detail in its charter, a copy of which is available on the Company’s website at http://ir.chf-solutions.com/corporate-governance..

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of members of our Board in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. The committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to our business.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will generally re-nominate incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board.

If a vacancy on the Board occurs or the Board increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy the committee’s criteria for membership on the Board and the committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2019, the committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Amended and Restated Bylaws and applicable law. See “Additional Matters—Requirements for Submission of Stockholder Proposals and Nominations for 2021 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2020 annual meeting.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the listing standards of Nasdaq.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on our website, www.chf-solutions.com, under the “Investors – Corporate Governance” tab. These guidelines address, among other things: Board composition and selection, including Board size, director independence and Board membership criteria, as well as Board meetings, committees, access to management and use of outside advisors.

Annual Performance Evaluations. Our Corporate Governance Guidelines contemplate, and the Nominating and Corporate Governance Committee Charter requires, that the Committee annually review, discuss and assess the performance of the Board and its committees. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Board also reviews the Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Succession Planning. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee should develop and periodically review with the Chief Executive Officer the plan for succession to the offices of our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions. This succession planning process is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which sets out basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct is posted on our website, www.chf-solutions.com, under the “Investors – Corporate Governance” tab. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website under the “Investors – Corporate Governance” tab.

Committee Charters

See “–Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the three standing committees. All of the charters of our three standing committees are available on our website, www.chf-solutions.com, under the “Investors—Corporate Governance” tab.

Director Compensation

Our non-employee directors receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders and attract new non-employee directors with outstanding qualifications. Directors who are our employees or officers do not receive any additional compensation for service on the Board.

2020 Compensation Table

The table below sets forth the compensation of each non-employee director in 2020.

As a named executive officer of the Company, compensation paid to Mr. Erb for the 2018 and 2019 fiscal years is fully reflected under “Named Executive Officer Compensation Tables—Summary Compensation Table for 2019”.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)		Total ($)
Steve Brandt	52,019	5,576		76,000	(5)	133,595
Maria Rosa Costanzo, M.D.(2)	15,667	2,713	(3)	—		18,380
Jon W. Salveson	53,435	5,576		—		59,012
Gregory D. Waller	58,685	5,576		—		64,262
Warren S. Watson	66,185	5,576		—		71,762
Matthew Likens(4)	41,935	5,576		—		47,512
Total	287,926	30,593		—		394,523
(1)	This amount reflects stock options granted under the 2013 Directors’ Plan on May 23, 2019. The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 7 to the consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus. The grant date fair value per share of the stock options granted on May 23, 2019 to all directors, other than Dr. Costanzo, was approximately $2.92 per share. The grant date fair value per share of the stock option granted to Dr. Costanzo on September 3, 2019 was approximately $2.07
(2)	Dr. Costanzo was elected to the Board on September 3, 2019.
(3)	Dr. Costanzo surrendered her stock options effective January 3, 2020.
(4)	Mr. Likens resigned from the Board on September 27, 2019.
(5)	Mr. Brandt received $76,000 for his services as a consultant from February to May 2019 as described under “Certain Relationships and Related Transactions.”

Our Non-Employee Director Compensation Policy provides for annual cash and equity compensation. Each director receives annual cash compensation of $45,000 and the lead independent director receives an additional $10,000 per year. Directors also receive annual cash compensation for service on committees. For the Audit Committee, the chair receives $10,000 per year and each other member receives $5,000 per year. For the Compensation and the Nominating and Corporate Governance Committees, the chair receives $5,000 per year and each other member receives $2,000 per year. Cash compensation is paid in four quarterly installments following completion of the applicable quarter.

In addition to cash compensation, each director receives an annual stock option award of the number of shares equal to 0.15% of the fully-diluted shares of the Company, granted on the date of the annual meeting of stockholders with 1/12th of the shares underlying the awards vesting monthly so that all of the underlying shares are vested on the one-year anniversary of the grant date. We do not provide any perquisites to directors.

During the fourth quarter of fiscal 2017, the Compensation Committee engaged Compensia to conduct an assessment of non-employee director compensation for fiscal 2018. In connection with such engagement, Compensia evaluated our non-employee director compensation program including cash compensation and equity compensation, reporting directly to the Compensation Committee. We did not make any changes to our Non-Employee Director Compensation Policy in 2018 as a result of such assessment. However, in May 2019, we changed the calculation of the number of shares included in the annual stock option grant to a percentage of the full-diluted shares of the Company rather than a cash value and equity compensation is in the form of only stock options. We changed the annual cash compensation from one set amount for director to the allocation described above.

On the date of the 2018 annual meeting of stockholders, there were insufficient shares available under the 2013 Directors’ Plan to issue an equity award with an aggregate value on the date of grant of $35,000 to each of our non-employee directors. Therefore, each non-employee director received an option to purchase 714 shares of our common stock with a grant date fair value of $26,259 and a cash payment in the amount of $2,186 per quarter for the twelve months prior from the second quarter of 2018 through the first quarter of 2019, in lieu of the remaining equity award contemplated by our Non-Employee Director Compensation Policy. Our Board determined that the full equity award would be issued in the form of a stock option rather than restricted stock units (“RSUs”) due to the negative tax impact RSUs with the declines in the price of our common stock.

As of December 31, 2019, each non-employee director had the following number of shares underlying outstanding options (both vested and unvested): Mr. Brandt 5,009; Dr. Costanzo 1.313, Mr. Salveson 5,954; Mr. Waller 6,423, and Mr. Watson, 5,954. As of December 31, 2018, no restricted stock units (“RSUs”) were held by the non-employee directors.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the non-employee or independent directors, or with the entire Board should direct the communication to Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, Minnesota 55344. If a stockholder does not wish to have our Secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:

Name	Age	Position
John L. Erb	71	Chief Executive Officer and President, Chairman of the Board
Claudia Drayton	52	Chief Financial Officer
Nestor Jaramillo, Jr.	62	Chief Commercial Officer

See “Proposal 1 – Election of Directors – Director Background and Qualifications” for biographical and other information regarding Mr. Erb, the Company’s Chief Executive Officer and President.

Claudia Drayton has served as our chief financial officer since January 2015. Prior to joining the Company, Ms. Drayton spent 15 years at Medtronic plc, a $30 billion global leader in the medical device industry. During her tenure at Medtronic, Ms. Drayton held multiple senior managerial finance positions, culminating with an assignment in Europe serving as chief financial officer of the peripheral vascular business from 2010 to 2012 and, most recently, as chief financial person and senior finance director of the integrated health solutions business from 2012 to 2014. In these capacities, her responsibilities and experiences included profitability management, strategic planning, mergers and acquisitions, planning and forecasting, and implementation of financial best practices. Before joining Medtronic, Ms. Drayton was an audit and business advisory manager at Arthur Andersen for seven years. Ms. Drayton received an M.B.A. from the University of Minnesota’s Carlson School of Management and a B.S. from the University of Mary Hardin-Baylor and is a Certified Public Accountant (inactive).

Nestor Jaramillo, Jr. has served as our chief commercial officer since May 2019. From October 2017 to May 2019, Mr. Jaramillo served as president and chief executive officer of Innerspace Neuro Solutions, Inc., a commercial-stage medical technology company that developed, manufactured and distributed an intracranial pressure monitoring system. From May 2014 to September 2017, Mr. Jaramillo was managing director of healthcare investment banking at Craig-Hallum Capital, based in Minneapolis, Minnesota, and from March 2010 to April 2014, he was managing director of healthcare investment banking at Cherry Tree & Associates, an investment banking firm in Minneapolis, Minnesota. Mr. Jaramillo has also served in a variety of roles at Transoma Medical from 2007 to 2010, St. Jude Medical from 2006 to 2007, and at Medtronic plc from 1982 to 2006. In these roles, his responsibilities included leading sales and marketing teams both in the United States and internationally, where he spent five years in Europe. Mr. Jaramillo received an M.B.A. from the University of St. Thomas and a B.S. in Electrical Engineering from the University of North Dakota.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2019

The following table sets forth certain information, for the years ended December 31, 2019 and December 31, 2018, regarding compensation of our named executive officers.

Name Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
John L. Erb Chief Executive Officer & President; Chairman of the Board	2019	436,965	—	—		131,127		11,666		579,758
	2018	424,754	—	2,043,696		159,283		11,670		2,639,169
Claudia Drayton Chief Financial Officer	2019	291,747	—	—		81,986		18,986		392,422
	2018	283,250	—	604,015		80,549		12,610		980,424
Nestor Jaramillo, Jr. Chief Commercial Officer(3)	2019	208,651	—	254,177		58,412		6,558		527,762
	2018	—	—	—		—		—		—
Jim Breidenstein Former Chief Commercial Officer(4)	2019	—	—	—		—		137,000	(8)	137,000
	2018	214,200		553,072	(5)(6)	33,702	(7)	171,594	(8)	972,568
(1)	Except as noted below, amounts in the Option Awards column relate to stock options granted under the 2017 Equity Incentive Plan (the “2017 Plan”). The amounts reported reflect the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	For each named executive officer, amounts include employer matching contributions made on the officer’s behalf to the Company’s 401(k) Plan, contributions to the officer’s health savings account and Company payments for life insurance premiums. In addition, the amounts for Mr. Erb and Ms. Drayton include a one-time payment equal to 50% of such officer’s accrued paid-time-off that exceeded the amount that is permitted to carry over from one fiscal year to the next fiscal year due to a change in the Company’s paid-time-off policy effective January 1, 2019.
(3)	Mr. Jaramillo commenced employment with the Company effective May 7, 2019.
(4)	Mr. Breidenstein commenced employment with the Company effective April 24, 2017 and ended employment with the Company effective July 31, 2018.
(5)	Reflects a stock option granted under the Company’s New-Hire Equity Incentive Plan (the “New-Hire Plan”) in connection with such officer’s hiring.
(6)	Such officer surrendered his options in connection with his departure from the Company.
(7)	Represents a cash payment of 1.6% of the Company’s net sales from January to July 2018, as discussed below. Because he departed the Company in July 2018, such officer did not receive a bonus for 2018.
(8)	Includes salary continuation, reimbursement of monthly COBRA premiums, and payment for accrued paid time off, in each case paid pursuant to the Separation and Release Agreement between the Company and such officer.

Narrative Discussion of Summary Compensation Table for 2019

Employment Agreements and Other Arrangements. Mr. Erb has a written employment agreement. We signed offer letters with each of our other named executive officers upon the commencement of their employment with us. All of the named executive officers have change in control agreements, which entitle them to payments from the Company upon the happening of specified termination events. See “— Potential Payments Upon Termination or Change in Control”.

Base Salaries. The initial annual base salaries of our executive officers are negotiated in connection with their hiring. The Compensation Committee reviews the base salaries of the executive officers on an annual basis and generally grants salary increases following such reviews. In 2019, the salaries for each of Mr. Erb and Ms. Drayton was increased by 3%, representing a combination of a cost of living and inflation adjustment and a merit raise.

As discussed above under “Board Matters—Board Committees—Compensation Committee” and “—Role of Compensation Consultant,” the Compensation Committee engaged FW Cook 2019 to conduct a review of our executive compensation program. Based on the advice and information from FW Cook and taking into account information from publicly available industry surveys, the Compensation Committee approved base salary increases ranging from 2% to 4% for our officers and, specifically, a 3% increase for Mr. Erb, a 3.5% increase for Ms. Drayton and a 3% increase for Mr. Jaramillo (pro-rated because he commenced employment with the Company in May 2019).

Equity Compensation. Pursuant to the terms of his offer letter, Mr. Breidenstein was granted on May 23, 2019, an option to purchase 84,489 shares of our common stock with a grant date fair value of $254,176.71.

To restore a meaningful equity interest in the Company by our executive officers following the reverse stock splits and public offerings consummated in 2017, in January 2018, following the increase in the number of shares reserved for issuance under the 2017 Plan on January 1, 2018 pursuant to the “evergreen” provision in such plan, and considering the advice of Compensia, the compensation consultant engaged by the Compensation Committee in the fourth quarter of 2017, the Board and Compensation Committee granted options to purchase shares of our common stock to our named executive officers as follows:

Name	Option Awards (#)(1)	Exercise Price ($)	Option Awards ($)(2)
John L. Erb	47,085	49.70	2,043,696
Claudia Drayton	14,124	49.00	604,015
Nestor Jaramillo, Jr.(3)	—	—	—
Jim Breidenstein(4)	12,933	49.00	553,072
Total	74,142	—	3,200,783
(1)	25% will vest on the one-year anniversary of the date of grant, with the remaining shares vesting in 36 equal consecutive monthly installments.
(2)	The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining grant date fair values are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(3)	Such officer was not employed by the Company in January 2018 and, therefore, did not receive a stock option grant under this program.
(4)	Such officer surrendered his options in connection with his departure from the Company effective July 31, 2018.

Nonequity Incentive Plan Compensation. In 2019, the Compensation Committee made no change to the target bonuses, set forth as a percentage of annual base salary for Mr. Erb which was 50% of base salary. For Ms. Drayton, the target bonus was increased to 40% of base salary. The target bonus of 40% for Mr. Jaramillo was approved by the Compensation Committee in connection with commencement of his employment. The earned bonus was based on the achievement of corporate performance objectives defined and weighted by the Compensation Committee, in consultation with our chief executive officer, and primarily related to our annual revenue, the management of cash to achieve our business objectives, the development and approval of a three-year strategic plan, and regulatory milestones for each of the Aquadex FlexFlow system and the modification of our label to include pediatric patients. The Compensation Committee assessed our achievement of the corporate objectives at 2019 year end and calculated a total weighted average performance to corporate objectives of 60%. While Mr. Erb’s bonus was based solely on the achievement of corporate objectives, Ms. Drayton and Mr. Jaramillo were also compensated based on the achievement of individual personal objectives, which accounted for 25% of their overall bonus. Because his employment with the Company commenced in May 2019, Mr. Jaramillo’s bonus was pro-rated for his time with the Company in 2019.

The following table sets forth target and earned non-equity incentive plan compensation for 2018 and 2019.

	2018			2019
	Target		Earned	Target		Earned
Name	% of Base Salary	$	$	% of Base Salary	$	$
John L. Erb	50	212,377	159,283	50	218,482	131,127
Claudia Drayton	35	99,137	80,549	40	116,699	81,986
Nestor Jaramillo, Jr.(1)	—	—	—	40	83,446	58,412
Jim Breidenstein(2)	35	145,068	—	—	—	—
(1)	Amounts reflect that such officer commenced employment with the Company effective May 7, 2019.
(2)	Because he departed the Company in July 31, 2018, such officer did not receive a bonus for 2018 or 2019 and had not target bonus for 2019.

Pursuant to his offer letter, during 2017, Mr. Breidenstein was also entitled to receive 1.6% of the Company’s total net sales during each month of his employment. The Compensation Committee, taking into account the assessment of Compensia, who was engaged in the fourth quarter of 2017 to provide an assessment of executive officer and non-employee director compensation for 2018, elected to continue this payment for fiscal 2018, reflected as non-equity incentive compensation in the “Summary Compensation Table for 2019” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2019.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
John L. Erb	6	(1)	—		69,468.00	09/11/2022
	—	(8)	—		—	05/28/2024
	—	(8)	—		—	05/20/2025
	59	(2)	4	(2)	7,812.00	03/16/2026
	22,561		24,524	(3)	49.70	01/17/2028
							—	3	(4)

Claudia Drayton	13	(6)	—		37,632.00	01/05/2025
	6	(2)	—		8,736.00	01/15/2026
	6,768	(3)	7,356	(3)	49.00	01/03/2028

Nestor Jaramillo, Jr.	—		84,489	(6)	3.01	5/22/2029

Jim Breidenstein(7)	—		—		—	—	—	—
(1)	Consists of stock options granted under the 2013 Directors’ Plan. 1/12th of the shares underlying the awards vests monthly, commencing on the one-month anniversary of the grant date, so that all of the shares are vested on the one-year anniversary of the grant date.
(2)	Consists of stock options granted under the Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
(3)	Consists of stock options granted under the 2017 Plan. The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
(4)	Consists of RSUs granted under the 2011 Plan. The RSUs vest in 36 consecutive monthly increments, commencing on the one-month anniversary of the grant date, so that all of the underlying shares will be vested on the three-year anniversary of the grant date.
(5)	Based on the closing price of our common stock on Nasdaq on December 31, 2019, the last trading day in 2019, which was $0.86.
(6)	Consists of stock options granted under the New-Hire Plan. The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
(7)	Such officer surrendered his options in connection with his departure from the Company effective July 31, 2018.
(8)	There are no shares underlying these options following application of the reverse stock split.

Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

Equity awards have been issued to the named executive officers under the 2017 Plan, 2011 Plan and the New-Hire Plan. A termination or change in control may affect the vesting and/or exercisability of awards issued under the equity compensation plans, as further discussed below.

Stock Options. Generally, if a participant’s continuous service terminates:

•	other than for cause or upon the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	as a result of the participant’s death, or if the participant dies within the period during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	for cause, the option will terminate upon the date of termination, and the participant will be prohibited from exercising his or her option from and after such time.

RSUs. Upon termination of a participant’s continuous service for any reason, any unvested RSUs will be immediately canceled and forfeited, provided that the Compensation Committee may accelerate the vesting of all or a portion of the award in connection with such termination.

Acceleration of Vesting. Under the 2017 Plan, the 2011 Plan and the New Hire Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Change in Control Agreements

We have entered into change in control agreements with the named executive officers who are currently executive officers of the Company that require us to provide compensation to the officer in the event of a change in control. Each agreement has a term that runs from its effective date through the later of: (i) the five-year anniversary of the effective date, subject to automatic extension for successive two-year periods until notice of non-renewal is given by either party at least 60 days prior to the end of the then-effective term; or (ii) if a change in control occurs on or prior to the end of the then-effective term, then the one-year anniversary of the effective date of such change in control.

The change in control agreements provide that, if: (x) a change in control occurs during the term of the officer’s agreement; and (y) the officer’s employment terminates anytime during the one-year period after the effective date of the change in control; and (z) such termination is involuntary at the Company’s initiative without cause or is due to the officer’s voluntary resignation for good reason, then the Company will: (i) pay in a lump sum the officer’s salary for 12 months and any other earned but unpaid compensation; (ii) pay in a lump sum an amount equal to the incentive bonus payment received by the officer for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) provide healthcare benefits to the officer and the officer’s family until the earlier of (A) the date 12 months after the officer’s termination and (B) the date the officer is, and/or the officer’s covered dependents are, eligible to receive group medical and/or dental insurance coverage by a subsequent employer.

We are also obligated to make the foregoing payments and to provide the foregoing healthcare benefits in the event (i) the officer’s employment terminates (A) due to a voluntary resignation for good reason or (B) due to an involuntary termination by the Company without cause, and (ii) a change in control occurs within 90 days after the termination date and during the term of the agreement.

In addition to the payments described above, each change in control agreement provides that if a change in control occurs while the officer is actively employed by the Company and during the term of the agreement, such change in control will cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option awards held by the officer on the effective date of such change in control.

We are not obligated to make the payments described above unless: (i) the officer signs a full release of any and all claims in favor of the Company; (ii) all applicable consideration periods and rescission periods have expired; and (iii) as of the dates we provide any payments to the named executive officer, the officer is in strict compliance with the terms of the applicable change in control agreement and any proprietary information agreement the officer has entered into with the Company.

Employment Agreement – Mr. Erb

On March 1, 2016, we entered into an executive employment agreement with Mr. Erb regarding his employment as our chief executive officer and president.

The agreement has an initial term (the “Initial Term”) of 12 months beginning on March 1, 2016 and automatically renews for an additional 12-month period at the end of the Initial Term and each anniversary thereafter provided that at least 90 days prior to the expiration of the Initial Term or any renewal term the Board does not notify Mr. Erb of its intention not to renew the employment period.

The agreement entitles Mr. Erb to, among other benefits, the following compensation:

•	an annual base salary of at least $400,000, reviewed at least annually;
•	initial equity grants of an option to purchase 63 shares of common stock and 42 restricted stock units, in each case, granted in accordance with the terms and conditions of the Company’s Second Amended and Restated 2011 Equity Incentive Plan;
•	an opportunity to receive additional annual equity awards as determined by the Compensation Committee based on Mr. Erb’s performance and commensurate with grants made to chief executive officers in the Company’s compensation peer group;
•	an opportunity for Mr. Erb to receive an annual performance bonus in an amount of up to 50% of Mr. Erb’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the Board;
•	participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;
•	prompt reimbursement for all reasonable expenses incurred by Mr. Erb in accordance with the plans, practices, policies and programs of the Company; and
•	22 days paid time off, to accrue and to be used in accordance with our policies and practices in effect from time to time, as well as all recognized Company holidays.

In connection with the equity grant contemplated by the agreement, Mr. Erb received an option to purchase 63 shares of our common stock at an exercise price of $7,812.00 per share and an award of 42 restricted stock units, both of which were issued on March 16, 2016.

The agreement also includes a “claw-back” provision providing for the recoupment of unearned incentive compensation if the Board, or an appropriate committee thereof, determines that Mr. Erb engaged in any fraud, negligence, or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements, or if we are required to seek reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any bonus or incentive compensation paid to Mr. Erb.

Upon termination of Mr. Erb’s employment, Mr. Erb may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Erb resigns his employment without good reason, the Company terminates Mr. Erb’s employment for cause, or Mr. Erb’s employment terminates as a result of his death or disability, Mr. Erb is entitled to receive the Unconditional Entitlements, but not the Conditional Benefits (each as defined below). In the event Mr. Erb resigns with good reason or the Company terminates Mr. Erb’s employment for reason other than cause, Mr. Erb is entitled to receive the Unconditional Entitlements, as well as the Conditional Benefits, provided that Mr. Erb signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties.

The “Unconditional Entitlements” include the following: (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) in the event Mr. Erb’s employment terminates after the end of a fiscal year but before payment of the annual bonus payable for his services rendered in that fiscal year, the annual bonus that would have been payable to Mr. Erb for such completed fiscal year, provided that such termination is not due to the Company’s termination of Mr. Erb for cause or Mr. Erb’s resignation without good reason; and (iii) certain other benefits contemplated by the agreement.

The “Conditional Benefits” include the following: (i) a lump sum amount equal to one times Mr. Erb’s annual base salary as of the termination date; (ii) continued medical coverage for 12 months following the termination date; (iii) continued vesting of equity awards for 12 months following the termination date; and (iv) a pro-rata annual bonus for the year in which the termination date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the termination date.

Offer Letter – Ms. Drayton

On December 9, 2014, we entered into an offer letter with Ms. Drayton regarding her employment as our chief financial officer effective January 5, 2015. Ms. Drayton was offered an annualized salary of $240,000, paid in monthly installments in accordance with the Company’s payroll procedures. Ms. Drayton was also made eligible for a bonus of up to 25% of her base salary. The Company also agreed to discuss a performance bonus based upon mutually agreed objectives upon commencement of her employment. Ms. Drayton also received a grant of stock options as a result of her employment and was made eligible to participate in the employee stock option program, and benefit programs generally made available to employees.

Offer Letter – Mr. Breidenstein

On April 12, 2017, we entered into an offer letter with Mr. Breidenstein regarding his employment as our chief commercial officer effective April 24, 2017. In addition to the compensation described above under “—Narrative Discussion of Summary Compensation Table for 2019,” Mr. Breidenstein was also entitled to salary continuation and reimbursement of monthly COBRA premiums paid by him, in each case, for the 9-month period following the termination date, if the Company terminates his employment without cause; provided that Mr. Breidenstein signs and delivers to the Company, and does not revoke, a general release of claims. On July 31, 2018, Mr. Breidenstein ended employment with the Company and received the salary continuation and other benefits under the offer letter.

Offer Letter – Mr. Jaramillo

On April 12, 2019, we entered into an offer letter with Mr. Jaramillo regarding his employment as our Chief Commercial Officer effective May 7, 2019. Mr. Jaramillo was offered an annualized salary of $320,000, paid in semi-monthly installments in accordance with the Company’s payroll procedures. Mr. Jaramillo was also made eligible for a bonus of up to 40% his base salary, pro-rated for 2019, dependent upon Mr. Jaramillo’s good standing with the Company as of such bonus payment date. Mr. Jaramillo also received a grant of stock options as a result of his employment and was made eligible to participate in the employee stock option program, and benefit programs generally made available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock as of April 6, 2020 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock. As of April 6, 2020, there were 32,600,118 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Number of Shares	Right to Acquire(1)		Total	Aggregate Percent of Class(2)
John L. Erb(3)	11,617	381,934	(3)	393,551	1.2%
Steve Brandt	5	5,009		5,014	*
Maria Rosa Costanzo	—	—		—	—
Matthew E. Likens(4)	5	—		5	*
Jon W. Salveson	3	5,954		5,957	*
Gregory D. Waller	2	6,423		6,425	*
Warren S. Watson	3	5,954		5,957	*
Claudia Drayton	2	8,552		8,554	*
Nestor Jaramillo, Jr.	—	21,122		21,122	—
All directors and executive officers as a group (8 persons)	11,632	434,948		446,585	1.4%
Bigger Capital Fund, L.P.(5) 175 W. Carver Street Huntington, New York 11743	167,661	1,130,774		1,198,435	9.99%
Hudson Bay Capital Management LP(6) 777 Third Avenue, 3oth Floor New York, NY 10017	—	518,763		518,763	9.99%
Empery Asset Master, Ltd.(7) 551 Fifth Avenue, Floor 19 New York, NY 10176	42,000	5,568,023		6,410,023	9.99%
*	Less than one percent.
(1)	Except as otherwise described below, amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options, (ii) the vesting/settlement of outstanding RSUs, (iii) the exercise of outstanding warrants to purchase common stock, (iv) the conversion of outstanding Series F Preferred Stock and (v) the conversion of outstanding Series H Preferred Stock, in each case within 60 days after April 6, 2020.
(2)	Based on 32,600,118 shares outstanding as of April 6, 2020.
(3)	Consists of (i) 27,538 shares issuable upon the exercise of outstanding stock options, (ii) 20,996 shares issuable upon the exercise of outstanding warrants to purchase common stock and (iv) 333,400 shares issuable upon conversion of outstanding shares of Series F Convertible Preferred Stock (assuming all 100 shares of Series F Convertible Preferred Stock held by Mr. Erb are converted at once and rounded up to the nearest whole share).
(4)	Mr. Likens resigned as a director on September 24, 2019 and is not included in the total for all current directors and officers.
(5)	Based on the Schedule 13G/A filed by Bigger Capital Fund, LP, Bigger Capital Fund GP, LLC, District 2 Capital Fund LP, District 2 Capital LP, District 2 GP LLC, District 2 Holdings LLC and Michael Bigger with the SEC on February 12, 2020. Consists of 167,661 shares of common stock beneficially owned by Bigger Capital Fund, LP. The number of shares under “Right to Acquire” consists of (i) 1,030,774 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock beneficially owned by Bigger Capital Fund, LP and (ii) 100,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock beneficially owned by District 2 Capital Fund LP. Bigger Capital Fund GP, LLC is the general partner of, and may be deemed to beneficially own the securities owned by, Bigger Capital Fund, LP. Each of (i) District 2 Capital LP, as the investment manager of District 2 Capital Fund LP, (ii) District 2 GP LLC, as the general partner of District 2 Capital Fund LP, and (iii) District 2 Holdings LLC, as the managing member of District 2 GP LLC, may be deemed to beneficially own securities owned by District 2 Capital Fund LP. Mr. Bigger is the managing member of Bigger Capital Fund GP, LLC and is the managing member of District 2 Holdings LLC and may be deemed to beneficially own the securities held by Bigger Capital Fund, LP and District 2 Capital Fund LP. The percentage in this table reflects that the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such exercise; provided, however, that upon prior notice to us, such holder may increase its ownership, provided that in no event will the ownership exceed 9.99%.
(6)	Based on the Schedule 13G filed by Hudson Bay Capital Management LP and Sander Gerber on February 5, 2020. The number of shares under “Right to Acquire” consists of 518,763 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock. Each of the reporting persons shares voting and disposal power over the shares. The percentage in this table reflects that the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 9.99% of our then outstanding common stock following such exercise.

(7)	Based on the Schedule 13G filed by Empery Asset Master, Ltd., Empery Asset Management, LP, Ryan M. Lane and Martin D. Hoe, LLC on February 3, 2020. Empery Asset Master, Ltd. is the record and direct beneficial owner of the securities. Empery Asset Management, LP is the investment advisor of, and may be deemed to beneficially own securities owned by Empery Asset Master, Ltd. Each of Mr. Lane and Mr. Hoe is a managing member of Empery AM GP, the general partner of Empery Asset Management, L.P. and may be deemed to beneficially own the securities held by Empery Asset Master, Ltd. The number of shares under “Right to Acquire” consists of (i) 1,771,229 shares such holder could acquire upon exercise of outstanding warrants to purchase common stock and (ii) 1,302,511 shares such holder could acquire upon conversion of outstanding preferred stock. Each of the reporting persons shares voting and disposal power over the shares. The percentage in this table reflects that the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 9.99% of our then outstanding common stock following such exercise

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We give careful attention to related person transactions because they may present the potential for conflicts of interest. Under SEC rules, a related person transaction is any transaction or series of transactions in which: the Company or a subsidiary is a participant; the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years; and a related person has a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a more than 5% stockholder, and any immediate family member of the foregoing.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. We maintain a written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by the Company. The Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.

Scott Erb, who served as our Senior Manager of Operations and Director of Marketing during 2017, is the son of John Erb, our chief executive officer, president and chairman of the Board. Scott Erb was paid $78,974 in 2017 as an employee of the Company. Following Scott Erb’s departure from the Company, the Company paid $15,010 in 2017 to Infinitum Analytics, LLC, of which Scott Erb is owner/principal, for consulting services.

In January 2019, we entered into a consulting agreement with Steven Brandt, one of our non-employee directors, pursuant to which Mr. Brandt provided services, on an interim basis, until May 31, 2019, to support our commercial strategy under the direction of our chief executive officer. Mr. Brandt was paid a fee of $19,000 per month, for a total of $76,000 for his services. Mr. Brandt also received $2,453 for reimbursement of expenses.

AUDIT COMMITTEE REPORT

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal control over financial reporting, and the independent audit of our consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2019 were audited by Baker Tilly, the Company’s independent registered public accounting firm.

As part of its activities, the Audit Committee has:

•	reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;
•	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;
•	assessed the permissibility of, and pre-approved all audit, audit-related and non-audit services provided by the independent registered public accounting firm; and
•	received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting processes. Baker Tilly is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. We are a “smaller reporting company” and exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. As a result, Baker Tilly does not issue a report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions and a review of the report of Baker Tilly with respect to the consolidated financial statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee of the Board of Directors of CHF Solutions, Inc.

Gregory D. Waller, Chairman
Steve Brandt
Warren S. Watson

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Audit Committee’s practice is to assess the permissibility of and pre-approve all audit, audit-related and non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permissible audit-related and non-audit services. Any pre-approvals granted pursuant to delegated authority must be reported to the committee at its next regular meeting.

The Audit Committee has determined that the provision of the non-audit services described in the table below was compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

Independent Registered Public Accounting Firm Fees

Baker Tilly served as our independent registered public accounting firm for the years ended December 31, 2019 and December 31, 2018. The following table sets forth the fees we incurred for audit and other services provided by Baker Tilly in 2019 and 2018. All of such services described below were pre-approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2019($)	2018($)
Audit Fees(1)	182,082	178,850
Audit-Related Fees(2)	125,700	62,900
Tax Fees(3)(4)	27,112	36,708
All Other Fees	—	—
Total	334,895	278,458
(1)	Audit fees in 2019 and 2018 consisted of fees relating to the audit of the Company’s annual consolidated financial statements included in our Annual Report on Form 10-K and the review of interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.
(2)	Audit-Related Fees consisted of fees relating to the review of the Company’s registration statements and the completion of comfort letter procedures associated with the Company’s securities offerings.
(3)	Tax fees in 2019 and 2018 consisted of fees for tax compliance, tax advice and tax planning services. Such fees primarily related to federal and state tax compliance and planning.
(4)	Includes fees in the amount of $9,037 and $18,438 that were paid in 2019 and 2018, respectively, to affiliates of Baker Tilly for tax services outside of the U.S.

PROPOSAL 2 – ADVISORY APPROVAL OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Baker Tilly’s services provided to us in 2019.

As the Audit Committee has responsibility for the selection of our independent registered public accounting firm, your approval of Baker Tilly is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the selection of Baker Tilly, the Audit Committee may in its sole discretion terminate the engagement of Baker Tilly and direct the appointment of another independent auditor at any time during the year.

Representatives of Baker Tilly will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the approval, on an advisory basis, of
Baker Tilly as the Company’s independent registered public accounting firm for 2020.

PROPOSAL 3 - REVERSE STOCK SPLIT

The Company’s Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001 per share. On April 6, 2020, the Company had 32,600,118 shares of common stock issued and outstanding and 30,582,351 shares of common stock reserved pursuant to outstanding warrants, options or restricted stock units or reserved for future issuance under the Company’s equity incentive plans.

The Board has unanimously approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock any time prior to the first anniversary of its approval by the stockholders at a ratio in the range of 1-for-5 to 1-for-30, to be determined at the discretion of the Board, whereby each outstanding 5 to 30 shares would be combined, converted and changed into 1 share of the Company’s common stock. A copy of the certificate of amendment (the “Certificate of Amendment”) to the Certificate of Incorporation is attached hereto as Appendix A.

If the Certificate of Amendment is approved by a majority of the Company’s stockholders, the Board will have discretion to determine, as it deems to be in the best interest of the Company’s stockholders, the specific ratio to be used within the range described above and the timing of the reverse stock split, which must occur any time prior to the first anniversary of its approval by the stockholders. The Board believes that stockholder approval of the range of reverse stock split ratios (as opposed to approval of a single reverse stock split ratio) provides the Board with maximum flexibility to achieve the purpose of a reverse stock split, as discussed below, and therefore is in the best interests of the Company and its stockholders.

The Board may, in its discretion, determine not to effect the reverse stock split if it determines, subsequent to obtaining stockholder approval, that such action is not in the best interests of the Company. By voting in favor of the reverse stock split, you are expressly authorizing the Board to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

The Board has recommended that the proposed Certificate of Amendment to effect the reverse stock split be presented to the Company’s stockholders for approval.

Reasons for the Reverse Stock Split

As previously disclosed in a current report on Form 8-K filed on December 20, 2019, on December 17 , 2019, the Listing Qualifications Staff of The NASDAQ Stock Market LLC notified the Company that, based upon the closing bid price of the Company’s common stock for the 30 prior consecutive business days, the Company no longer satisfied the minimum $1.00 closing bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), and had been provided a 180-day grace period to regain compliance with that requirement, through June 15, 2020.

The Board is asking the stockholders to grant it the authority, at its discretion, to effect a reverse stock split, which the Board believes is an effective way to increase the minimum bid price of our common stock proportionately and put us in a position to regain compliance with Nasdaq Listing Rule 5550(a)(2).

The Board believes that maintaining the listing of the Company’s common stock on Nasdaq is in the best interests of the Company and its stockholders. The Board believes that the delisting of the Company’s common stock from Nasdaq would impair our ability to raise additional funds and result in lower prices and larger spreads in the bid and ask prices for the Company’s common stock, among other things. See “Certain Risk Factors Associated with the Reverse Stock Split” below for more information.

Determination of the Reverse Stock Split Ratio

In determining the ratio to be used, the Board will consider various factors, including but not limited to, (i) the potential impact and anticipated benefits to the Company and its stockholders, (ii) market conditions and existing and expected market price of the Company’s common stock at such time, (iii) the number of shares that will be outstanding after the reverse stock split, (iv) the stockholders’ equity at such time and (v) the trading volume of the Company’s common stock at such time.

Impact of the Reverse Stock Split, if Implemented

If approved and effected, the reverse stock split will automatically apply to all shares of the Company’s common stock, and each stockholder will own a reduced number of shares of the Company’s common stock. However, except for adjustments that may result from the treatment of fractional shares, as described below, or as a result of adjustments to the conversion prices of certain convertible securities, as described below, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power.

Based on the Company’s capitalization as of April 6, 2020, the principal effect of the reverse stock split (at a ratio between 1-for-5 and 1-for-30), not taking into account the treatment of fractional shares described under “–Procedure for Effecting the Reverse Stock Split–Treatment of Fractional Shares” below, would be that:

•	the number of shares of the Company’s authorized common stock would remain unchanged at 100,000,000 shares;
•	the number of shares of the Company’s common stock issued and outstanding would be reduced from 32,600,118 shares to between approximately 6,520,024 shares and 1,086,671 shares;
•	the 40,000,000 shares of the Company’s authorized preferred stock, 30,000 of which are designated as Series A Junior Participating Preferred Stock, 435 of which are designated as Series F Convertible Preferred Stock and 488,090 of which are designated as Series H Convertible Preferred Stock, would remain unchanged;
•	the number of shares of the Company’s Series F Convertible Preferred Stock issued and outstanding would remain unchanged, although the conversion price of the 435 outstanding shares of Series F Convertible Preferred Stock would increase and the number of shares of common stock issuable upon conversion of such preferred stock would decrease in proportion to the reverse stock split from 1,450,290 shares to between approximately 290,058 shares and 48,343 shares, subject to future adjustment as provided in the Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock;
•	the number of shares of the Company’s Series H Convertible Preferred Stock issued and outstanding would remain unchanged, although the conversion price of the 488,090 outstanding shares of Series H Convertible Preferred Stock would increase and the number of shares of common stock issuable upon conversion of such preferred stock would decrease in proportion to the reverse stock split from 488,090 shares to between approximately 97,618 shares and 48,343 shares, subject to future adjustment as provided in the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock;
•	the number of shares of the Company’s common stock issuable upon the exercise of outstanding warrants would be reduced from 30,013,058 to between approximately 6,002,612 shares and 1,000,435 shares (and the respective exercise prices of the warrants would increase by a factor equal to the inverse of the split ratio);
•	the number of shares of the Company’s common stock issuable upon the exercise of outstanding stock options and restricted stock units would be reduced from 421,062 to between approximately 84,212 shares and 14,035 shares (and the respective exercise prices of the options would increase by a factor equal to the inverse of the split ratio);
•	the aggregate number of shares of the Company’s common stock reserved for issuance, in connection with future awards under the Company’s equity incentive plans would be reduced from 148,231 to between approximately 29,646 shares and 4,941 shares, subject to increase on January 1st of each year due to the “evergreen” provisions in the Company’s 2017 Plan and Non-Employee Directors’ Equity Incentive Plan;
•	the number of shares of the Company’s common stock that are authorized, but unissued and unreserved, would increase from 34,879,151 to between approximately 86,975,830 shares and 97,829,305 shares; and the par value of the Company’s common stock and preferred stock would remain unchanged at $0.0001 per share, and, as a result, the stated capital attributable to common stock on the Company’s balance sheet would be reduced proportionately based on the reverse stock split ratio, the additional paid-in capital account would be credited with the amount by which the stated capital is reduced, and the per-share net income or loss and net book value of the Company’s common stock would be restated because there would be fewer shares of common stock outstanding

The following table contains approximate information relating to our common stock immediately following the reverse stock split under certain possible exchange ratios, based on share information as of April 6, 2020. All share numbers are rounded down to the nearest whole share.

	Pre-Reverse Split	1-for-5	1-for-10	1-for-20	1-for-30
Number of authorized shares of common stock	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000

Number of outstanding shares of common stock	32,600,118	6,520,024	3,260,012	1,630,006	1,086,671

Number of authorized shares of preferred stock	40,000,000	40,000,000	40,000,000	40,000,000	40,000,000

Number of shares of common stock issuable upon conversion of outstanding shares of preferred stock(1)	1,938,380	387,676	193,838	96,919	64,613

Number of shares of common stock issuable upon exercise of outstanding stock options, restricted stock units and warrants	30,434,120	6,086,824	3,043,412	1,521,706	1,014,471

Number of shares of common stock reserved for issuance in connection with future awards under the Company’s equity incentive plans(2)	148,231	29,646	14,823	7,412	4,941

Number of shares of common stock authorized, but unissued and unreserved(3)	34,879,151	86,975,830	93,487,915	96,743,958	97,829,305
(1)	The number of shares of common stock issuable upon conversion of shares of Series F Convertible Preferred Stock will change as a result of adjustments to the conversion price of such shares pursuant to the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock. Specifically, if, at any time while shares of such series are outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any common stock or its equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then price of conversion (other than in connection with certain exempt issuances as set forth in the certificate of designation for such series), then the price of conversion shall be reduced to such lower price.
(2)	The shares reserved for future issuance under the Company’s 2017 Plan and Non-Employee Directors’ Equity Incentive Plan are subject to increase on January 1 st of each year due to the “evergreen” provisions in such plans.
(3)	The number of authorized, but unissued and unreserved shares of common stock will increase or decrease in connection with any adjustments to the conversion price of the Company’s outstanding Series F Convertible Preferred Stock as described in note (1) above.

See also “Certain Risk Factors Associated with the Reverse Stock Split or Nasdaq Delisting” and “—Procedure for Effecting the Reverse Stock Split—Treatment of Fractional Shares” below for additional information regarding the potential impact of the reverse stock split.

Anti-Takeover and Dilutive Effects

The number of authorized shares of our common stock and preferred stock will not be diluted as a result of the reverse stock split. The common stock and preferred stock that is authorized but unissued provide the Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Certificate of Amendment would continue to give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The Certificate of Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued common stock or preferred stock to impede a takeover attempt.

Except for the Company’s obligation to issue common stock upon the exercise of outstanding options and warrants or the conversion of our outstanding shares of preferred stock, we have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to the reverse stock split at this time, and we have not allocated any specific portion of the authorized number of shares to any particular purpose.

Certain Risk Factors Associated with the Reverse Stock Split or Nasdaq Delisting

A reverse stock split may negatively impact the market for our common stock.

Factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the total market capitalization of our common stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split. A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Any stockholder who owns fewer than 500 to 3,000 shares of common stock, depending on the final ratio, prior to the reverse stock split will own fewer than 100 shares of common stock following the reverse stock split. Stockholders who hold odd lots typically experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales. Furthermore, some stockholders may cease being stockholders of the Company following the reverse stock split. Any stockholder who owns fewer than 5 to 30 shares of common stock, depending on the final ratio, prior to the reverse stock split will own less than one share of common stock following the reverse stock split and therefore such stockholder will receive cash equal to the market value of such fractional share and cease being a stockholder of the Company, as further described below under “–Procedure for Effecting the Reverse Stock Split–Treatment of Fractional Shares”.

Furthermore, there can also be no assurance that the minimum bid price per share of our common stock would remain in excess of $1.00 following the reverse stock split for a sustained period of time, if at all.

Nasdaq may delist our common stock from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.

On December 17, 2019, we received a letter (the “Notice”) from Nasdaq advising that for 30 consecutive trading days preceding the date of the Notice, the bid price of our common stock had closed below the $1.00 per share minimum required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Notice has no effect on the listing of our common stock at this time, and our common stock continues to trade on the Nasdaq Capital Market under the symbol “CHFS.” Under Nasdaq Listing Rule 5810(c)(3)(A), if during the 180 calendar day period following the date of the Notice (the “Compliance Period”), the closing bid price of our common stock is at or above $1.00 for a minimum of 10 consecutive business days, we will regain compliance with the Minimum Bid Price Requirement and our common stock will continue to be eligible for listing on the Nasdaq Capital Market, absent noncompliance with any other requirement for continued listing. If we do not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period (or the Compliance Period as may be extended) the Company’s common stock will be subject to delisting. We intend to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement under the Nasdaq Listing Rules.

On January 2, 2019, we effected a 1-for-14 reverse split of our outstanding common stock. This reverse stock split did not change the par value of our common stock or the number of common or preferred shares authorized by the Company’s Certificate of Incorporation.

Additionally, Nasdaq has the authority, pursuant to Nasdaq Listing Rule 5550(b)(l), to delist our common stock if our stockholders’ equity falls below $2.5 million. As of December 31, 2019, our stockholders’ equity was $2.0 million, which is below Nasdaq’s stockholders’ equity requirement. Subsequent to year end, on January 28, 2020, we closed on an underwritten public offering for net proceeds of approximately $8.6 million, and on March 23, 2020, we closed a registered direct offering for net proceeds of approximately $1.1 million. As of the date of this annual report, we believe that the Company has regained compliance with Nasdaq’s minimum stockholders’ equity requirements as result of our underwritten public offering that was consummated on January 28, 2020 and our registered direct offering that was consummated on March 23, 2020. We expect that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity. It is possible that our stockholders’ equity could be reduced again below $2.5 million as a result of operating losses or other reasons. If that occurs, or if we are unable to demonstrate to Nasdaq’s satisfaction that we will be able to sustain compliance with this requirement, Nasdaq may delist our common stock. In addition, even if we regain technical compliance with the stockholders’ equity requirement, we will have to continue to meet other objective and subjective listing requirements to continue to be listed on the Nasdaq Capital Market. We are actively monitoring our stockholders’ equity and will consider any and all options available to us to maintain compliance. There can be no assurance, however, that we will be able to maintain compliance and meet Nasdaq’s minimum stockholders’ equity requirements.

If our common stock is delisted, our common stock would likely then trade only in the over-the-counter market. If our common stock were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for our Company; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.

In addition to the foregoing, if our common stock is delisted from Nasdaq and it trades on the over-the-counter market, the application of the “penny stock” rules could adversely affect the market price of our common stock and increase the transaction costs to sell those shares. The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. If our common stock is delisted from Nasdaq and it trades on the over-the-counter market at a price of less than $5.00 per share, our common stock would be considered a penny stock. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock is no longer considered a penny stock.

A reverse stock split would increase our number of authorized but unissued shares of stock, which could negatively impact a potential investor if they purchased our common stock.

Because the number of authorized shares of the Company’s common stock will not be reduced proportionately, the reverse stock split, like the three reverse stock splits previously implemented by us, will increase the Board’s ability to issue authorized and unissued shares without further stockholder action. Without taking into account the impact of the proposed reverse stock split, the Company already has a substantial number of authorized but unissued shares of stock. The issuance of additional shares of common stock or securities convertible into common stock may have a dilutive effect on earnings per share and relative voting power and may cause a decline in the trading price of our common stock. We could use the shares that are available for future issuance in dilutive equity financing transactions, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. We plan to seek additional financing in 2020. Other than the foregoing, we have no existing plans to issue any of the authorized, but unissued and unreserved shares, whether available as a result of the proposed reverse stock split or otherwise.

We believe that we will need to raise additional capital to fund our operations into third quarter 2020. If additional capital is not available, we will have to delay, reduce or cease operations.

We believe that we will need to raise additional capital to fund our operations into third quarter 2020. Changing circumstances may cause us to consume capital significantly faster than we currently anticipate and could adversely affect our ability to raise additional capital. Additional financing may not be available when we need it or may not be available on terms that are favorable to us. In addition, the risk that we may not be able to continue as a going concern may make it more difficult to obtain necessary additional funding on terms favorable to us, or at all. If we raise additional funding through the issuance of equity securities, our stockholders may suffer dilution and our ability to use our net operating losses to offset future income may be limited. If we raise additional funding through debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, require us to use our cash to make payments under such indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we are unable to secure additional funding, our development programs and our commercialization efforts would be delayed, reduced or eliminated, our relationships with our suppliers and manufacturers may be harmed, and we may not be able to continue our operations.

Vote Required

The affirmative vote of holders of a majority of shares entitled to vote at the annual meeting is required for the approval of the Certificate of Amendment to effect a reverse stock split. Abstentions and broker non-votes, if any, will have the same effect as votes against the matter.

Procedure for Effecting the Reverse Stock Split

When and if the Board decides to implement the reverse stock split at any time before the first anniversary of its approval by the stockholders, the Company will promptly file the Certificate of Amendment with the Secretary of State of the State of Delaware to amend its existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “reverse stock split effective date”. Beginning on the reverse stock split effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Appendix A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

After the reverse stock split effective date, our common stock will have a new CUSIP number, which is a number used to identify our securities, and stock certificates with the old CUSIP number will need to be exchanged for stock certificates with the new CUSIP number using the procedures described below.

Exchange of Stock Certificates

As soon as practicable after the effective date of the reverse stock split, stockholders holding certificated shares, if any, will be notified that the reverse stock split has been effected. American Stock Transfer & Trust Company, our transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares in certificated form will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT.

STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS.

Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the selected reverse stock split ratio. Beginning on the reverse stock split effective date, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Treatment of Fractional Shares

To avoid the existence of fractional shares of common stock after the reverse stock split, fractional shares that would be created as a result of the reverse stock split will be rounded down to the next whole share and the stockholder will receive cash equal to the market value of the factional share, determined by multiplying such fraction by the closing sales price of the Company’s common stock as reported on Nasdaq on the last trading day before the reverse stock split effective date. The ownership of a fractional interest will not give the holder any voting, dividend or other right except to receive the cash payment therefor. If a stockholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the reverse stock split effective date. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received such cash payment.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed Certificate of Amendment to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

Material Federal Income Tax Consequences

The following discussion of certain U.S. federal income tax consequences to the Company’s stockholders of the reverse stock split, if effected, does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences and is included for general information only. It not intended as tax advice to any person and is not a comprehensive description of the tax consequences that may be relevant to each stockholder’s own particular circumstances. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the reverse stock split.

This discussion addresses the U.S. federal income tax consequences only to a stockholder that is (i) a citizen or individual resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock, (iii) a trust if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person, or (iv) an estate whose income is subject to U.S. federal income taxation regardless of its source. This discussion addresses only those stockholders who hold their pre-reverse stock split shares as “capital assets” as defined in the Code (generally, property held for investment), and will hold the shares received in the reverse stock split as capital assets. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as, without limitation, stockholders who are subject to the alternative minimum tax, banks, insurance companies, regulated investment companies, personal holding companies, stockholders who are not “United States persons” as defined in Section 7701(a)(30) of the Code, U.S. persons whose functional currency is not the U.S. dollar, broker-dealers, tax-exempt entities, or S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds pre-reverse stock split shares of our stock, the U.S. federal income tax treatment of a partner of the partnership will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partnership level. Partners in partnerships holding our common stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the reverse stock split.

Stockholders are advised to consult their own tax advisers regarding the U.S. federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences under state, local and foreign tax laws, and also as to any estate or gift tax considerations.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares, further described in “—Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Cash in Lieu of Fractional Shares

A stockholder who receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption of such fractional share. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute a long-term capital gain or loss if the stockholder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

The Company will not recognize any gain or loss as a result of the reverse stock split.

The Board recommends that you vote FOR the approval of the Certificate of
Amendment to effect the Reverse Stock Split.

PROPOSAL 4 – ADJOURNMENT OF ANNUAL MEETING

The Board has approved the submission to the stockholders of a proposal to approve one or more adjournments of the annual meeting in the event that there is not a sufficient number of votes at the annual meeting to approve Proposals 3. In order to permit proxies that have been timely received to be voted for such adjournments, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the annual meeting, the adjournment is for a period of less than 30 days and the record date remains unchanged, no notice of the time and place of the reconvened meeting will be given to stockholders, other than an announcement made at the annual meeting.

The Board recommends that you vote FOR the adjournment of the annual meeting if there are insufficient votes to approve Proposal 3.

ADDITIONAL MATTERS

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2019 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted- average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	112,829	(1)	$58.63	(2)	98,001	(2)
Equity compensation plans not approved by security holders	292,901		$7.28		65,562	(3)
Total	405,730		$21.56		163,563
(1)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the 2011 Plan, the 2017 Plan and the 2013 Directors’ Plan.
(2)	Consists of 78,172 shares of our common stock remaining available for future issuance under the 2017 Plan and 19,829 shares of our common stock remaining available for future issuance under the 2013 Directors’ Plan. No additional awards may be issued under the 2002 Stock Plan or the 2011 Equity Incentive Plan.

Each of the 2017 Equity Incentive Plan and the 2013 Directors’ Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan automatically adjusts by a percentage of the number of fully diluted shares outstanding. Specifically, pursuant to the 2017 Equity Incentive Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, to an amount equal to 13% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur. Pursuant to the 2013 Directors’ Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, by an amount equal to 2% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.

(3)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the New-Hire Plan. The Board approved the New-Hire Plan in July 2013. The New-Hire Plan provides for the grant of the following awards: options not intended to qualify as incentive stock options under Section 422 of the Code, restricted stock awards, RSU awards, stock appreciation rights and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards must constitute inducements material to such individuals’ entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the New-Hire Plan, the Company must (i) issue a press release disclosing the material terms of the award and (ii) notify Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4, and 5) with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all of the forms that they file.

Dr. Costanzo filed a late Form 4 on September 16, 2019 to report the acquisition of an option to purchase shares of common stock on September 3, 2019. Other than this filing, based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2019, our officers, directors, greater than 10% beneficial owners, and other persons subject to Section 16(a) of the Exchange Act filed on a timely basis all reports required of them under Section 16(a) so that there were no late filings of any Form 3 or Form 5 reports or late Form 4 filings with respect to transactions relating to our common stock.

Availability of 2019 Annual Report to Stockholders

SEC rules require us to provide a copy of our 2019 annual report to stockholders who receive this proxy statement. Our 2019 annual report to stockholders includes our annual report on Form 10-K for 2019 (including certain exhibits). We will also provide copies of our 2019 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2019 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2019) are available to stockholders at no charge upon written request to: Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or on our website, www.chf-solutions.com, under the “Investors – Financials and Filings” tab.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our 2019 annual report to stockholders and proxy materials unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our 2019 annual report to stockholders and proxy materials. A single set of the 2019 annual report to stockholders and proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the 2019 annual report to stockholders and proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the 2019 annual report to stockholders and proxy materials, you may write our Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or call (952) 345-4200.

Any stockholders who share the same address and currently receive multiple copies of the 2019 annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Secretary at the address or telephone number listed above.

Requirements for Submission of Stockholder Proposals and Nominations for 2020 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2021 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344) by the close of business on December 10, 2020. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2021 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2020 annual meeting. Therefore, such notice must be received between January 20, 2021 and the close of business on February 19, 2021 to be considered timely. However, if our 2021 annual meeting occurs more than 30 days before or more than 30 days after May 20, 2021, we must receive nominations or proposals

(i) not later than the close of business on the later of the 90th day prior to the date of the 2021 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2021 annual meeting, and (ii) not earlier than the 120th day prior to the 2021 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

Our Board is sending you this proxy statement in connection with the solicitation of proxies for use at our annual meeting. We have retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of approximately $7,000 plus reimbursement for out-of-pocket expenses and have agreed to indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication, but they will not receive any additional compensation for these services. We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 20, 2020

The 2020 proxy statement and 2019 annual report are available at www.proxyvote.com.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Thomas P. Lynch
Secretary
April 13, 2020

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHF SOLUTIONS, INC.

CHF Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions to amend its Fourth Amended and Restated Certificate of Incorporation as follows, declaring said amendment to be advisable and calling for submission of said resolution to a vote of the stockholders of said Corporation;

SECOND: That thereafter, at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation duly voted a majority of the outstanding stock of the Corporation entitled to vote thereon in favor of adoption of said amendment; and

THIRD: That said amendment being duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Fourth Amended and Restated Certificate of Incorporation of CHF Solutions, Inc., as previously amended, is hereby amended as follows:

Paragraph A of ARTICLE IV, AUTHORIZED STOCK AND RELATIVE RIGHTS, as amended to date, is hereby deleted in its entirety and replaced by the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is One Hundred Forty Million (140,000,000) shares, each with a par value of $0.0001 per share. One Hundred Million (100,000,000) shares shall be Common Stock and Forty Million (40,000,000) shares shall be Preferred Stock. Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as previously amended (the “Restated Certificate”), each      shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Split”); provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on The Nasdaq Capital Market on the last trading day before the Effective Time (as adjusted to give effect to the Reverse Split).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this                day of                         , 2020.

CHF SOLUTIONS, INC.

By:
,

A-1